EXHIBIT 10.2

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                        TERMINATION AND RELEASE AGREEMENT

     This termination and full and final release of all claims agreement (this "Agreement") is by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company") and JOHN E. HAINES, and individual ("Haines").

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, subject to all of the terms, provisions and conditions of this Agreement:

     1.   Termination & Compensation.

          (a) Haines acknowledges and agrees that he ceased to be an officer of the Company on January 17, 1996 (the "Effective Date"). Haines hereby resigns as a director of the Company effective the date hereof.

          (b) Haines hereby acknowledges receipt of payment to him of his salary for all pay periods ending on or before the Effective Date.

          (c) Concurrently herewith, Haines and the Company shall enter into an Option Agreement in the form of Exhibit A hereto (the "Option Agreement") to amend and restate the option (the "Option") to purchase 150,000 of the shares of the Company's common stock, $.01 par value ("Shares") granted pursuant to that certain Consulting Agreement dated June 1, 1995 between the Company and Haines, as amended by that certain Addendum dated August 18, 1995 between the Company and Haines (collectively, the "Consulting Agreement") and to cancel the Option with respect to the remaining 100,000 shares.

          (d) Concurrently herewith, Haines and the Company shall enter into a Registration Rights Agreement in the form of Exhibit B hereto (the "Registration Rights Agreement") relating to the registration of the shares to be acquired by Haines pursuant to the Option Agreement.

          (e) From the Effective Date of this Agreement, Haines shall receive from the Company monthly severance in the amount of $15,625 per calendar month (prorated for partial months), paid in the usual manner compensation is paid by the Company to its then current employees, from which amounts the Company shall make appropriate withholding for federal, state and local taxes ("Termination Payment"). Termination Payments shall cease on the latter of August 31, 1996 or 90 days subsequent to the first date on which Haines shall sell Shares acquired by Haines pursuant to the Option Agreement.

          (f) The Company agrees that, through the period ending May 31, 1996, it shall be responsible for furniture rental in the amount of $274.57 and appliance rental in the amount of $152.56 per month, and that the Company shall in addition to the payment of current rent in the amount of $1,300 per month, be responsible for an early termination expense not to exceed $1,300.



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          (g) In settlement of various miscellaneous claims between Haines and the Company not otherwise addressed herein, it is agreed that, within two business days of the execution of this Agreement the Company shall pay to Haines, in immediately available funds, the amount of $40,000.00.

          (h) Haines agrees not to file any claims for unemployment benefits resulting from the termination of his employment with the Company.

          (i) Concurrently herewith, Haines agrees to return to the Company all physical property of the Company currently in his possession.

     2.   Relocation Expenses.

          (a) The Company agrees and acknowledges that, as part of its inducement to Haines to join the Company, he was provided with a relocation expense account in the amount of up to $40,000, which amounts would be paid to Haines upon the submission of appropriate invoices and other appropriate evidence of payment. Haines acknowledges that the amount of $2,797.15 has been paid to him under this account despite the fact that appropriate invoices and documentation has not been submitted. Until such time as appropriate documentation for the advanced amount of $2,797.15 is submitted, reimbursement of relocation expenses shall, in said amount, be delayed and counted as a credit against this advance. The Company acknowledges its continuing obligation to provide Haines with up to $40,000 in relocation expenses of the type summarized in Exhibit A hereto. All invoices to be submitted against this account shall be forwarded to the Company by October 1, 1996. All reimbursement of Haines for invoices submitted shall take place within thirty days of submission, the Company having the right to contest the sufficiency of any submission within the fifteen calendar days after submission. Haines and the Company agree to cooperate in continuing efforts to resolve any matters arising under the relocation expense account. Within not more than five business days of the execution of this Agreement, the Company will prepare an accounting of the invoices and other documentation already presented as well as the action taken (paid, not paid and disputed, etc.). Not later than five days after the date of execution of this Agreement, Haines will submit to the Company a statement of the expected costs for which reimbursement will be sought and a good faith estimate of the amount of those anticipated claims, it being agreed and acknowledged that Haines shall be in no way bound by those good faith estimates. Further, it is expressly acknowledged that, upon the submission of appropriate documentation, the current overdraw in the amount of $2,797.15 be accepted by the Company.

          (b) Haines acknowledges that he has in his possession and, with the approval of the Company has retained, a color ink jet printer, the agreed fair market value of which is $500.00, and the value of which shall be credited to Haines against the relocation expense account.

     3.   Release.

          (a) Haines on behalf of himself and any representatives, heirs, successors, devisees, assigns, and agents, acknowledges and agrees that his employment by the Company



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terminated as of January 17, 1996 and that he has no further rights pursuant to the Consulting Agreement or the Employment Agreement by and between him and the Company dated September 1, 1995 (the "Employment Agreement") except as evidenced by the Option Agreement, the Registration Rights Agreement and this Agreement and gives up, releases and settles any and all claims against the Company, including but not limited to any and all claims in any way connected with his business relationship with the Company, whether such relationship was as an employee, shareholder, option holder, consultant, officer, director, agent, independent contractor, or otherwise, or by or pursuant to one or more verbal or written contracts, agreements, or otherwise, and the termination of such relationship(s), together with all other claims, lawsuits or demands, known or unknown, accrued or unaccrued, of any kind which he has made or could make now or in the future based upon events and circumstances which occurred or existed on or prior to the actual date of execution of this Agreement, against the Company (including any predecessor, successor, affiliated and related companies) or against its and their officers, directors, shareholders, warrant holders, option holders, employees, consultants, attorneys, accountants, transfer agents or agents, in their individual and corporate capacities (the "Company's Representatives"), including but not limited to claims of tort, breach of contract or otherwise, or for attorney's fees.

          (b) The Company, on behalf of itself and its representatives, successors, assigns and agents, including without limitation, any director or executive officer of the Company, either currently serving or previously serving, gives up, releases and settles any and all claims against Haines, including but not limited to any and all claims in any way connected with his business relationship with the Company, whether such relationship was as an employee, shareholder, option, holder, consultant, officer, director, agent, independent contractor, or otherwise or by or pursuant to one or more written contracts, agreements, or otherwise, and the termination of such relationship(s), together with all other claims, lawsuits or demands, known or unknown, accrued or unaccrued, of any kind which it has may or could make now or in the future based upon events and circumstances which occurred or existed on or prior to the actual date of execution of this Agreement, against Haines, including but not limited to claims of tort, breach of contract or otherwise, or for attorney's fees.

          (c) The Company agrees and acknowledges that Haines is and shall remain, to the extent provided for by the Certificate of Incorporation, the Bylaws, and/or any insurance or similar indemnification policies now or in the future maintained by the Company, protected and indemnified against personal liability for any loss, claim or damage, including attorney and other professional fees, for any claim which may be made against Haines rising out of or in connection with his service, in any capacity, to the Company.

     4. Letter of Recommendation. The Company and Haines have agreed upon the wording and content of the Letter of Recommendation in the form of Exhibit C hereto (the "Letter of Recommendation"). It is agreed that the Company shall not offer any comment, statement or recommendation with respect to Haines and his service, in any capacity, with and to the Company, other than the Letter of Recommendation.


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     5.   Nondisparagement.

          (a) Haines agrees not to disparage, directly or indirectly, the Company (including any predecessor, successor, affiliated and related companies), or its officers, directors, employees, consultants, attorneys, accountants, transfer agents, other agents, products or technology to third parties or otherwise.

          (b) The Company (including any predecessor, successor, affiliated and related companies), and its officers, directors, employees, consultants, attorneys, accountants, transfer agents and other agents agree not to disparage, directly or indirectly, Haines to third parties or otherwise.

     6. No Admission. This Agreement is not an admission by the Company of any liability whatsoever or that the Company in any way has acted improperly or unlawfully in the termination of Haines. This Agreement is not a declaration by Haines that the Company properly terminated his service with the Company.

     7. Non-Disclosure. "Proprietary Information" means information disclosed to or otherwise made available to Haines or known by him as a consequence of or through his business relationship and/or employment by the Company prior to the effective date of this Agreement and related to any of the Company's technologies, applications, patents, patent applications and/or claims, products, processes, or services, including, without limitation, information relating to patents, patent applications, research, development and inventions. Haines recognizes and acknowledges that all information defined herein as Proprietary Information, is valuable, special, and unique belonging solely to the Company. Haines shall not, at any time, directly or indirectly, use or disclose Proprietary Information whether or not specifically described above except as permitted, in writing, by the Board of Directors of the Company. The obligation of Haines to protect and not to disclose the Proprietary Information disclosed to him shall not apply to information that is: generally available to the public prior to its disclosure by the Company or that becomes generally available to the public after disclosure by the Company through no fault of Haines; obtained or acquired by Haines from a third party in possession of such information who is not under obligation to the Company not to disclose the information; or ordered by a court of competent jurisdiction or governmental agency to be produced by Haines; provided, however, that upon the receipt of any such order, Haines shall immediately notify the Company of such order so that an appropriate protective agreement or order can be sought.

     8. Non-Competition. Through the period up to and including December 31, 1996, Haines agrees that he will not, for any location in the United States of America where the Company currently conducts business, engage or participate in directly or indirectly, individually or as an agent, employee, officer, director, shareholder (excluding being the holder of stock which represents not more than 1% interest in a publicly held corporation), partner, financier, consultant, independent contractor or any other capacity whatsoever or lend his name to any business involved in the research, development, commercialization, manufacture, assembly, sale, licensing, sublicensing, distribution, supplying or marketing of desktop video conferencing products, video on demand


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products, and/or related products and other applications of the Company's technology and/or products as currently exist. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges that Haines is a shareholder and director of CMed Corporation, which engages in the sell, distribution, supply and marketing of primarily telemedical applications of desktop video conferencing products, which participation shall in no way be deemed a violation of this Agreement.

     9.   Confidentiality.

          (a) Haines will keep this Agreement and its terms confidential and will not discuss the same or the details of negotiations preceding this Agreement publicly, or disclose them in any manner inconsistent with full confidentiality, at any time, or for any reason whatsoever, other than by express court order or applicable federal securities laws, except to his immediate family, and when necessary, to his attorney(s) accountant(s) and other professional advisor(s). In any event, each of those persons shall be instructed concerning the confidentiality of this Agreement and the need to maintain such confidentiality.

          (b) The Company will keep this Agreement and its terms confidential and will not discuss the same or the details of negotiation preceding this Agreement publicly, or, disclose them in any manner inconsistent with full confidentiality at any time or for any reason, other than by express court order or applicable federal securities laws.

          (c) Haines and the Company agree that no disclosure of the terms of this Agreement, the Option Agreement, the Registration Rights Agreement or any exhibit thereto shall be made pursuant to the Federal securities laws except as shall have been agreed by and between the parties in the form of Exhibit D hereto (the "Agreed Disclosure").

     10. Complete Agreement. This Agreement, together with the Option Agreement and the Registration Right Agreement, contain the complete understanding between the Company and Haines and supersede all other agreements, written and oral, between the parties, and any predecessor, related or affiliated entities and/or officers, directors, employees, consultants and agents of the Company with respect to the subject matter hereof, including but not limited to the Consulting Agreement and the Employment Agreement (collectively, the "Prior Agreements"). The parties acknowledge and agree that, other than as stated in this Agreement and the Option Agreement, Haines is not entitled, now or in the future, to any compensation or benefits, including but not limited to stock options, pursuant to the Prior Agreements or otherwise. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement. Haines acknowledges and agrees that the release contained in this Agreement is a general release and expressly waives and assumes the risk of any and all claims or damages which exist as of this date, but which Haines does not know of or suspect to exist, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect Haines's decision to enter into this Agreement. Haines hereby further agrees that he has accepted the consideration specified herein as a complete compromise of matters involving disputed issues of law and fact and fully assumes the risks that the facts or the law may be otherwise than believed or understood.


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     11.   Voluntary. Haines has entered into this Agreement voluntarily.

     12. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky.

     13.  Further Acts.

          (a) Haines shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

          (b) The Company shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to the proper and complete execution of such documents as must be filed with federal and state securities authorities to carry out the provision of the Registration Rights Agreement.

     14. Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

     15.   Relief.

          (a) In the event of a breach or threatened breach by Haines of the provisions contained in Sections 5, 7, 8 or 9, the Company shall be entitled to an injunction restraining Haines with respect to such prohibited conduct. In the event that the Company should bring an action for such injunctive relief, the parties hereto stipulate that the Company will be irreparably harmed and have no adequate remedy at law. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company from such breach or threatened breach against Haines, or any other person or entity, including for the recovery of damages.

          (b) In the event of a breach by the Company of any of its obligations under this Agreement, the Option Agreement and/or the Registration Rights Agreement, it is acknowledged by the Company, that, save to the extent that such breach relates solely to the payment to make required monetary payments to Haines, Haines will be irreparably harmed and will have no adequate remedy at law, and that such action or inaction on behalf of the Company may seriously jeopardize the ability of Haines to enjoy future gainful employment in his area of expertise. As such, the Company stipulates that, in addition to monetary relief, he will be entitled to injunctive and other equitable relief. Nothing contained herein shall be construed as prohibiting Haines from pursuing any other remedies available to Haines for such breach or threatened breach against the Company, or any other person or entity, including for the recovery of damages.

     16. Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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     17.   Rule of Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same.

     18. EACH PARTY HAS CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTANDS THIS AGREEMENT, AND SIGNS IT AS HIS OR ITS OWN FREE ACT.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the ____ day of May, 1996, effective as of the Effective Date.


                                       VIDEOLAN TECHNOLOGIES, INC.
                                       (the "Company")



                                       By: /s/ Steven Rothenberg
                                           ------------------------------
                                       Title: Vice President Finance



                                       /s/ John E. Haines
                                           ------------------------------
                                           John E. Haines
                                           ("Haines")

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